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   As filed with the Securities and Exchange Commission on December 26, 1996


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                       Date of Report: December 23, 1996
                       (Date of earliest event reported)



                        BANYAN MORTGAGE INVESTMENT FUND
             (Exact name of Registrant as specified in its charter)

  Delaware                             1-9885               36-3465359
(State or other jurisdiction     (Commission File No.)      (IRS Employer
 of incorporation)                                         Identification No.)



                       150 South Wacker Drive, Suite 2900
                            Chicago, Illinois  60606
                    (Address of Principal Executive Offices)

                                 (312) 553-9800
              (Registrant's telephone number including area code)
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ITEM 5.  OTHER EVENTS

     Banyan Mortgage Investment Fund (the "Company") announced today that it has received another "Acquisition Proposal" from Apollo Real Estate Advisors L.P. (the "Proposal"). A copy of the Proposal is included as an exhibit to this Report. In its Proposal, Apollo confirms that on the basis of its due diligence effort, it has been unable to confirm a value for the Company's assets pursuant to which Apollo might acquire the outstanding shares of the Company's common stock contemplated in its letter dated November 15, 1996. In that letter, Apollo proposed, subject to certain conditions, purchasing all of the Company's outstanding stock for $0.46875 per share.

     Under its new Proposal, Apollo is proposing to: (i) purchase from the Company up to $5.0 million of newly created Class "B" Common Shares, which the Company would have to seek stockholder approval to issue; and (ii) make available up to $50 million in capital which the Company could use to fund, at the Company's subsidiary level, acquisitions of "profitable businesses on a tax-sheltered basis going forward." The Class "B" Shares would provide Apollo with up to a 25% economic interest in the Company and would be entitled to: (x) ten votes per share; (y) the right to elect a majority of the Company's board; and (z) per share 1:1 economic parity with the existing shares of the Company's common stock. The Proposal also contemplates a conveyance by the Company of substantially all of its assets to RGI Holdings ("RGI") in return for RGI assuming 100% of the Company's liabilities, including all indebtedness owed under the Morgens Loan and SoGen Loan held by RGI. The only assets which would not be conveyed would be: (a) selected commercially entitled property situated on the Southbridge/Wayside parcel; and (b) the Laguna Seca parcel; provided, however, that RGI would be granted a participating interest equal to 50% of the net sales proceeds that the Company may realize from sale of the Laguna Seca parcel. In addition, the Proposal contemplates that simultaneously with the closing of the asset conveyances to RGI and issuance of the Class "B" Shares, Apollo would pay RGI $500,000 in cash for a three-year option to purchase six million shares of the Company's common stock presently owned by RGI for $1.00 per share.

     The Proposal is subject to numerous other terms and conditions and, by its very nature, would require RGI Holdings, Inc. and RGI/US to cooperate in the transaction. The Company has scheduled a board meeting for December 26, 1996 to consider and further discuss the Proposal.


ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION NAD EXHIBITS

EXHIBITS:

     (99) Letter from Apollo Real Estate Advisors L.P. to the Company dated December 23, 1996.





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                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        BANYAN MORTGAGE INVESTMENT FUND
                                                       (Registrant)


                                          By:    /s/  Joel L. Teglia
                                                ------------------------------
                                                      Joel L. Teglia

                                          Its:  Vice President, Chief
                                                Financial and Accounting Officer


Date:  December 26, 1996